EGF
BlackRock Enhanced Government Fund Inc.
Cusip: 09255K108
Ticker: EGF
Record Date	February 15, 2011
Pay Date	February 28, 2011
Distribution Amount per share	$ 0.080000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-
term capital gains and return of capital. All amounts are expressed per common share.

				% Breakdown of the
		% Breakdown	Total Cumulative	Total Cumulative
		of the Current	Distributions for the	Distributions for the
	Current Distribution	Distribution	Fiscal Year to Date	Fiscal Year to Date
Net Investment Income	$ 0.080000	100%	$ 0.080000	100%
Net Realized Short-Term Capital Gains	$ -	0%	$ -	0%
Net Realized Long-Term Capital Gains	$ -	0%	$ -	0%
Return of Capital	$ -	0%	$ -	0%
Total (per common share)	$ 0.080000	100%	$ 0.080000	100%
Average annual total return (in relation to NAV) for the 5-year period ending on January 31, 2011				4.65%
Annualized current distribution rate expressed as a percentage of NAV as of January 31, 2011				5.83%
Cumulative total return (in relation to NAV) for the fiscal year through January 31, 2011				0.37%
Cumulative fiscal year distributions as a percentage of NAV as of January 31, 2011				0.49%

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the
Fund's Managed Distribution Plan.

The amounts and sources of distributions reported in the Notice are only estimates and are not being provided for tax reporting purposes.
The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on the tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purpose.

Contact Number: 888-825-2257